Exhibit 5.1

300 N. LaSalle Drive Chicago, Illinois 60654

(312) 362-2200	Facsimile: (312) 862-2200
www.kirkland.com

    December 15, 2011

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), and the guarantors set forth in Schedule A hereto (the “Guarantors” and, together with the Company, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Company of $150,000,000 in aggregate principal amount of its 12.875% Senior Notes due 2018 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on or about December 15, 2011, under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Company’s outstanding 12.875% Senior Notes due 2018 and related guarantees (the “Outstanding Notes”), of which we understand $150,000,000 in aggregate principal amount are outstanding on the date hereof. The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of November 1, 2011 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee.

In this opinion letter: (1) Acadia Abilene, LLC, Acadia Hospital of Lafayette, LLC, Acadia Hospital of Longview, LLC, Acadia Louisiana, LLC, Acadia Management Company, Inc., Acadia Merger Sub, LLC, Acadia RiverWoods, LLC, Acadia Village, LLC, Acadia-YFCS Holdings, Inc., Lakeview Behavioral Health System LLC, PHC MeadowWood, Inc., Psychiatric Resource Partners, Inc., Seven Hills Hospital, Inc. and Suncoast Behavioral, LLC are collectively referred to as the “Delaware Registrants,” (ii) Ascent Acquisition Corporation, Ascent Acquisition Corporation-CYPDC, Ascent Acquisition Corporation-PSC, Child & Youth

Chicago	Hong Kong	London	Los Angeles	Munich	Palo Alto	San Francisco	Shanghai	Washington, D.C.

Acadia Healthcare Company, Inc.

December 15, 2011

Pediatric Day Clinics, Inc., Childrens Medical Transportation Services, LLC, Habilitation Center, Inc., Med Properties, Inc., Meducare Transport, L.L.C., Millcreek School of Arkansas, Inc., Pediatric Specialty Care, Inc. and Pediatric Specialty Care Properties, LLC are collectively referred to as the “Arkansas Registrants,” (iii) Southwestern Children’s Health Services, Inc. is referred to as the “Arizona Registrant,” (iv) PsychSolutions Acquisition Corporation, PsychSolutions, Inc. and Youth and Family Centered Services of Florida, Inc. are collectively referred to as the “Florida Registrants,” (v) Lakeland Hospital Acquisition Corporation, Millcreek Management Corporation, YFCS Holdings-Georgia, Inc., YFCS Management, Inc. and Youth and Family Centered Services, Inc. are collectively referred to as the “Georgia Registrants,” (vi) Options Community Based Services, Inc., Options Treatment Center Acquisition Corporation, Resolute Acquisition Corporation, Resource Community Based Services, Inc., RTC Resource Acquisition Corporation and Success Acquisition Corporation are collectively referred to as the “Indiana Registrants,” (vii) Behavioral Health Online, Inc., Detroit Behavioral Institute, Inc., North Point-Pioneer, Inc., PHC of Michigan, Inc., PHC of Nevada, Inc., PHC of Utah, Inc., PHC of Virginia, Inc., Renaissance Recovery, Inc. and Wellplace, Inc., are collectively referred to as the “Massachusetts Registrants,” (viii) Millcreek Schools Inc. and Rehabilitation Centers, Inc. are collectively referred to as the “Mississippi Registrants,” (ix) Kids Behavioral Health of Montana, Inc. is referred to as the “Montana Registrant,” (x) Memorial Hospital Acquisition Corporation and Youth and Family Centered Services of New Mexico, Inc. are collectively referred to as the “New Mexico Registrants,” (xi) Southwood Psychiatric Hospital, Inc. is referred to as the “Pennsylvania Registrant” and (xii) Rebound Behavioral Health, LLC is referred to as the “South Carolina Registrant.”

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and certificates of formation, as applicable, and bylaws and operating agreements, as applicable, of the Registrants, (ii) resolutions of the board of directors, member or manager of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement and (v) the Registration Rights Agreement, dated as of November 1, 2011, by and among the Company, the Guarantors and Jefferies & Company, Inc., as initial purchaser.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the Delaware Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Delaware Registrants. We have not independently

Acadia Healthcare Company, Inc.

December 15, 2011

established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities laws, rules or regulations).

We have also assumed that:

(i) the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

(ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(iii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(v) the Registrants will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that when the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the applicable Indenture, and duly delivered to the holders thereof in exchange for the Outstanding Notes, and the Guarantees have been duly issued, the Exchange Notes will be valid and binding obligations of the Company, and the Guarantees will be valid and binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Acadia Healthcare Company, Inc.

December 15, 2011

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Guarantees will be valid and binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of (i) Dover Dixon Horne PLLC, with respect to the Arkansas Registrants, (ii) Lewis and Roca LLP with respect to the Arizona Registrant and the New Mexico Registrants, (iii) Carlton Fields, P.A., with respect to the Florida Registrants, (iv) Sanders & Ranck, P.C., with respect to the Georgia Registrants, (v) Frost Brown Todd LLC, with respect to the Indiana Registrants, (vi) Goulston & Storrs — A Professional Corporation, with respect to the Massachusetts Registrants, (vii) Butler, Snow, O’Mara, Stevens & Cannada, PLLC, with respect to the Mississippi Registrants, (viii) Karell Dyre Haney PLLP, with respect to the Montana Registrant, (ix) Buchanan Ingersoll & Rooney, PC, with respect to the Pennsylvania Registrants, and (x) Nelson Mullins Riley & Scarborough, LLP, with respect to the South Carolina Registrants, that such Registrants have the requisite corporate power to perform their obligations under the Indenture and the applicable Guarantees, and that the issuance of such Guarantees have been duly authorized and that such Guarantees do not conflict with, or require consents under, the laws of the Registrants’ respective states of organization. We are not qualified to practice law in the States of Arkansas, Arizona, New Mexico, Florida, Georgia, Indiana, Mississippi, Montana, Pennsylvania or South Carolina or the Commonwealth of Massachusetts and we have made no investigation of, and do not express or imply an opinion on, the laws of such state. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Acadia Healthcare Company, Inc.

December 15, 2011

This opinion is furnished to you in connection with the filing of the Registration Statement, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

SCHEDULE A

Guarantors

1.	Acadia Abilene, LLC, a Delaware limited liability company

2.	Acadia Hospital of Lafayette, LLC, a Delaware limited liability company

3.	Acadia Hospital of Longview, LLC, a Delaware limited liability company

4.	Acadia Louisiana, LLC, a Delaware limited liability company

5.	Acadia Management Company, Inc., a Delaware corporation

6.	Acadia Merger Sub, LLC, a Delaware limited liability company

7.	Acadia RiverWoods, LLC, a Delaware limited liability company

8.	Acadia Village, LLC, a Delaware limited liability company

9.	Acadia-YFCS Holdings, Inc., a Delaware corporation

10.	Ascent Acquisition Corporation, an Arkansas corporation

11.	Ascent Acquisition Corporation-CYPDC, an Arkansas corporation

12.	Ascent Acquisition Corporation -PSC, an Arkansas corporation

13.	Behavioral Health Online, Inc., a Massachusetts corporation

14.	Child & Youth Pediatric Day Clinics, Inc., and Arkansas corporation

15.	Childrens Medical Transportation Services, LLC, an Arkansas limited liability company

16.	Detroit Behavioral Institute, Inc., a Massachusetts corporation

17.	Habilitation Center, Inc., an Arkansas corporation

18.	Kids Behavioral Health of Montana, Inc., a Montana corporation

19.	Lakeland Hospital Acquisition Corporation, a Georgia corporation

20.	Lakeview Behavioral Health System LLC, a Delaware limited liability company

21.	Med Properties, Inc., an Arkansas corporation

22.	Meducare Transport, L.L.C., an Arkansas corporation

23.	Memorial Hospital Acquisition Corporation, a New Mexico corporation

A-1

24.	Millcreek Management Corporation, a Georgia corporation

25.	Millcreek School of Arkansas, Inc., an Arkansas corporation

26.	Millcreek Schools Inc., a Mississippi corporation

27.	North Point-Pioneer, Inc., a Massachusetts corporation

28.	Options Community Based Services, Inc., an Indiana corporation

29.	Options Treatment Center Acquisition Corporation, an Indiana corporation

30.	Pediatric Specialty Care Properties, LLC, an Arkansas limited liability company

31.	Pediatric Specialty Care, Inc., an Arkansas corporation

32.	PHC MeadowWood, Inc., a Delaware corporation

33.	PHC of Michigan, Inc., a Massachusetts corporation

34.	PHC of Nevada, Inc., a Massachusetts corporation

35.	PHC of Utah, Inc., a Massachusetts corporation

36.	PHC of Virginia, Inc., a Massachusetts corporation

37.	Psychiatric Resource Partners, Inc., a Delaware corporation

38.	PsychSolutions Acquisition Corporation, a Florida corporation

39.	PsychSolutions, Inc., a Florida corporation

40.	Rebound Behavioral Health, LLC, a South Carolina corporation

41.	Rehabilitation Centers, Inc., a Mississippi corporation

42.	Renaissance Recovery, Inc., a Massachusetts corporation

43.	Resolute Acquisition Corporation, an Indiana corporation

44.	Resource Community Based Services, Inc., an Indiana corporation

45.	RTC Resource Acquisition Corporation, an Indiana corporation

46.	Seven Hills Hospital, Inc., a Delaware corporation

47.	Southwestern Children’s Health Services, Inc., an Arizona corporation

48.	Southwood Psychiatric Hospital, Inc., a Pennsylvania corporation

A-2

49.	Success Acquisition Corporation, an Indiana corporation

50.	Suncoast Behavioral, LLC, a Delaware limited liability company

51.	Wellplace, Inc., a Massachusetts corporation

52.	YFCS Holdings-Georgia, Inc., a Georgia corporation

53.	YFCS Management, Inc., a Georgia corporation

54.	Youth and Family Centered Services of Florida, Inc., a Florida corporation

55.	Youth and Family Centered Services of New Mexico, Inc., a New Mexico corporation

56.	Youth and Family Centered Services, Inc., a Georgia corporation

A-3